AMENDMENT NO. 2 TO ADVISORY FEE LIMITATION AGREEMENT

AMENDMENT NO. 2 made as of the 26th day of April 2018 to the Advisory Fee Limitation Agreement dated February 1, 2017 (the “Agreement”), between Aspiriant Trust (the “Trust”), with respect to the series of the Trust listed on Schedule A to the Agreement (each a “Fund”), and Aspiriant, LLC (“Aspiriant”).

WHEREAS, the parties desire to amend the Agreement to modify Schedule A thereto to reflect the reduction of the advisory fee limitation applicable to the Aspiriant Risk-Managed Municipal Bond Fund;

NOW, THEREFORE, the parties hereto agree to amend the Agreement by deleting the existing Schedule A in its entirety and replacing it with the following:

SCHEDULE A

Aspiriant agrees to waive its advisory fee with respect to a Fund to the extent necessary to limit the annualized advisory fee of the respective Fund as follows:

Fund	Advisory Fee Limitation
(as a percentage of average daily net assets)
Aspiriant Risk-Managed Equity Allocation Fund	0.16%
Aspiriant Risk-Managed Municipal Bond Fund	0.21%
Aspiriant Risk-Managed Taxable Bond Fund	0.08%

AGREED AND ACCEPTED:

Aspiriant Trust

By:	/s/ Robert J. Francais
Robert J. Francais
President

Aspiriant, LLC

By:	/s/ John D. Allen
John D. Allen
Chief Investment Officer